Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAPTHEALTH CORP. ANNOUNCES CHANGES TO BOARD OF DIRECTORS AND MANAGEMENT

PLYMOUTH MEETING, Pa. – July 2, 2024 - AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment, medical supplies, and related services, announced today the appointment of Dale Wolf as Chair of the Board of Directors, effective July 1, 2024. Mr. Wolf has served on AdaptHealth’s Board since November 2019 and will assume the role from outgoing Chairman Richard Barasch. Additionally, Suzanne Foster, AdaptHealth’s Chief Executive Officer, has joined the Board of Directors, effective May 20, 2024.

"I am thrilled to assume the role and look forward to working alongside Suzanne and her team to leverage the momentum in our business as we continue to improve the lives of millions of people who rely on us,” said Mr. Wolf.

The company also announced today that Josh Parnes, AdaptHealth’s President and a member of the Board of Directors, will be stepping down from his role as President effective August 31, 2024 and from the Board effective December 31, 2024.

“Founding Adapt and helping it become the leading provider of HME, is a source of immense pride. With Suzannne as CEO, I am confident the Company is in excellent hands and will continue to innovate, grow, and deliver patient-focused best-in class care ,” said Mr. Parnes.

Mr. Wolf said, “Josh has been an integral part of AdaptHealth’s success over the past decade. His leadership as President was instrumental to the growth of the Company and the furthering of our mission. We wish Josh the best and sincerely thank him for his contributions.”

About AdaptHealth Corp.

AdaptHealth is a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment (HME), medical supplies, and related services. The Company provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to challenges in their activities of daily living, and thrive. Product and service offerings include (i) sleep therapy equipment, supplies, and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) HME to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid, and commercial insurance payors, reaching approximately 4.1 million patients annually in all 50 states through its network of approximately 680 locations in 47 states.

Contacts

AdaptHealth Corp.

Jason Clemens, CFA

Chief Financial Officer

Investor Relations

ICR Westwicke

IR@adapthealth.com